Exhibit 99.4

September ___, 2016

To:
IGP Digital Interaction Limited Partnership
Precede Building Hakfar Hayarok.
Ramat Hasharon, 47900
Israel

Dear Sirs,

Re:	Irrevocable Undertaking

Whereas	At the date hereof IGP Digital Interaction Limited Partnership, registered number 550268247 (the “Investor”) is entering into a Securities Purchase Agreement (the “Purchase Agreement”), with Jacada Ltd., an Israeli incorporated public company, company number 520044306 (the “Company”), whereby the Investor shall acquire newly issued ordinary shares, NIS 0.04 par value per share in the Company ("Ordinary Shares"); and

Whereas	pursuant to the Purchase Agreement, the Company has agreed to use its reasonable best efforts to secure the following: that for as long as (i) the number of the members of the board of directors of the Company (the “Board”) shall be increased by the Company’s shareholders to nine (9) or more, and the Investor shall hold Ordinary Shares (including any securities exchangeable or convertible into Ordinary Shares) representing at least 17.5% of the Company’s issued and outstanding share capital (the “First Threshold”), the Investor shall have the right to designate and have appointed, replaced and removed two (2) members of the Board, that and in the event that the Investor shall hold Ordinary Shares (including any securities exchangeable or convertible into Ordinary Shares) representing less than the First Threshold but no less than 10% of the Company’s issued and outstanding share capital (the “Second Threshold”), then the Investor shall have the right to designate and have appointed, removed or replaced only one (1) member of the Board, and (ii) the number of the members of the Board are not increased by the Company’s shareholders to nine (9) or more, during the interim period, while the Company uses its reasonable best efforts to receive such approval, then the Investor shall have the right (as long as the Investor holds Ordinary Shares representing at least 10% of the Company’s issued and outstanding share capital) to designate and have appointed, replaced and removed only one (1) member of the Board and one non-voting observer (the representatives of the Investor on the Board are referred to as “Investor Members”); and

Whereas	the Company has also agreed to provide the Investor Members with certain remuneration, the right to be indemnified by the Company and the right to be included in the Company’s directors liability insurance, all as further set forth in the Purchase Agreement (collectively, the “Members’ Rights”); and

Whereas	the undersigned, _________________, Israeli ID number ________________ (the “Shareholder”), is as of the date hereof, an owner and/or holder, directly and indirectly, of ___________ Ordinary Shares; and

Whereas	At the request of the Company, the Shareholder has agreed to give this irrevocable undertaking (the “Undertaking”), to exercise the voting rights of the Ordinary Shares owned and/or held by the Shareholder, including any additional Ordinary Shares subsequently acquired and/or held by the Shareholder (collectively, the “Voted Shares”), to support the appointment, replacement and removal of the Investor Members and for the approval of the Members’ Rights, all as further provided in this Undertaking.

Now therefore, the Shareholder hereby gives this irrevocable Undertaking to the Investor

1.	The Shareholder hereby unilaterally, irrevocably, absolutely and unconditionally undertakes:

(i)	to participate in any annual and special general meeting of the shareholders of the Company (collectively “General Meetings”), where the agenda of such General Meeting includes a resolution to (a) appoint, replace or remove any Investor Member (up to two Investor Members); and (b) approve any Members’ Rights ((a) and/or (b) each, a “Relevant Resolution”) and to vote all of the Voted Shares (in person or by proxy) on any Relevant Resolution according to the instructions of the Investor (in favour, against or abstain), so as to seek to effect the appointment, the replacement or removal of any Investor Member (up to two Investor Members), and to approve the Members’ Rights; and

(ii)	to otherwise vote the Voted Shares and use his rights as a holder thereof to preserve the Investor’s right to appoint, replace or remove the Investor Members (up to two Investor Members) and to receive the Members’ Rights; and

(iii)	to vote in favour of a resolution to be brought before the next General Meeting to increase the maximum numbers of members of the Board (including statutory ‘external directors’ and the Investor Members), to 9 members, and thereafter - other than with the Investor’s consent - not to approve any increase or decrease to the size of the Board; and

(iv)	not to sell, transfer, assign or pledge of any of the Voted Shares to any third party, unless such third party agrees in writing to be bound by the terms of this Irrevocable Undertaking, provided that such restriction shall not apply to sales by the Shareholder into the market under SEC Rule 144, subject to the Affiliate volume limitations and manner of sale provisions of that rule, or pursuant to a resale registration statement filed with the Securities and Exchange Commission.

2.	This Undertaking shall come into full force and effect as of the date hereof and shall terminate upon the earlier of (i) such time as the Investor shall hold Ordinary Share representing less than the Second Threshold or (ii) delivery by the Investor to the Shareholder of a written termination notice. For the avoidance of doubt, the Undertaking shall remain in effect even if the transaction contemplated by the Purchase Agreement shall not be completed, provided that the Investor shall hold Ordinary Shares in an amount representing at least the Second Threshold and further provided that the failure to consummate the issuance of Ordinary Shares under the Purchase Agreement to the Investor was not solely due to breach or default of the Investor of the terms thereof.

3.	The Shareholder represents and warrants to the Investor that (a) he has the legal right to enter into this Undertaking and to carry out his obligations thereunder; (b) the execution and performance by the Shareholder of this Undertaking has been duly authorized by all requisite action of the Shareholder; and (c) the Undertaking constitutes a valid and binding obligation of Shareholder, enforceable against the Shareholder in accordance with its terms, subject only to applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights.

4.	The Shareholder acknowledges and confirms that the Investor is entering into the Purchase Agreement, and is acquiring thereunder, as well as pursuant to transactions with other shareholders in the Company, in reliance upon this Undertaking and the Shareholder’s undertaking to perform his obligations thereunder.

5.	The Shareholder further acknowledges and confirms that concurrently with this Undertaking the Investor is receiving similar undertakings from other shareholders in the Company; that such other undertakings are independent from this Undertaking; and that no amendment, waiver or termination of such other undertakings shall affect the validity and enforceability of this Undertaking, unless agreed specifically and in writing between the Investor and the Shareholder.

6.	In the event of a sale or transfer by the Shareholder of any of the Voted Shares, other than sales on the public market, then as a condition to such sale or transfer, the purchaser or transferee of such Voted Shares shall be obliged to assume the Shareholder’s Undertaking hereunder, and confirm such assumption by giving written notice to that effect to the Investor.

7.	The rights of the Investor pursuant this Undertaking, including the rights pursuant to section 1 hereof to have the Investor Members appointed, replaced and removed, may be transferred and assigned by the Investor (in whole and not in part) to:

(i)	any person or entity that, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, the Investor; and/or

(ii)	any Qualified Investor, as such term is defined in the first Addendum to the Israeli Securities Law, 1968, excluding item (12) (high net worth individual) of such first Addendum that shall first purchase from the Investor Ordinary Shares (including for this purpose any securities exchangeable or convertible into Ordinary Shares) in an amount equal to 17.5% or more of the Company’s issued and outstanding share capital, whether in one or a series of transactions.

((i) and (ii) each a “Transferee”).

In the event that the Investor desires to transfer or assign this Undertaking to a Transferee, it shall send a written notice to the Shareholder (“Notice”). The transfer of to the Transferee shall take effect 10 days following the date of delivery of the Notice (the “Notice Period”), provided that at any time within the Notice Period the Shareholder may, at its sole and absolute discretion, give written notice to the Investor (the “Election”) whereby  as of the end of Notice Period the Undertaking and the Transferee’s rights thereunder, shall be subject to such Transferee participation in General Meetings where the agenda of such General Meeting includes a resolution to appoint any member to the Board of Directors, and vote all Ordinary Shares purchased by the Transferee from the Investor (the “Relevant Shares”), for the appointment of all the director candidates proposed or recommended by the Board, including the Investor Members (the “Board Slate”). If the Investor shall make the Election, than as of such date the Undertaking and the Transferee’s rights thereunder shall remain in effect only for as long as the Transferee shall vote all of the Relevant Shares for the appointment of the Board Slate. If the Transferee shall not receive a Response within the Notice Period, the Shareholder shall be deemed to have waived his rights to condition such transfer or assignment.

In addition, the Investor shall not transfer or assign this Undertaking to (i) a Transferee if such transfer or assignment would effect a change in “Control” as defined in the Israeli Securities Law, 1968, save with the consent of the Shareholder or (ii) a competitor of the Company.

8.	The Shareholder shall take such actions, including the execution and delivery of further instruments, as may be necessary to give full effect to the provisions of this Undertaking.

9.	Any notice, demand or request required or permitted to be given by either party pursuant to the terms of this Undertaking shall be in writing and shall be deemed delivered (a) when delivered personally, by electronic mail with return receipt or by verifiable facsimile transmission, unless such delivery is made on a day that is not a business day, in which case such delivery will be deemed to be made on the next succeeding business day, (b) on the next business day after timely delivery to an overnight courier and (iii) on the business day actually received, if deposited in the mail (certified or registered mail, return receipt requested, postage prepaid).

10.	The terms and conditions of this Undertaking shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

11.	The Shareholder acknowledges and agrees that a breach of any of his obligations hereunder may cause irreparable harm to the Investor and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, the Investor shall be entitled to seek an injunction restraining any breach and requiring immediate and specific performance of such obligations by the Shareholder.

12.	This Undertaking shall be governed by and construed under the laws of the State of Israel applicable to instruments made and to be performed entirely within the State of Israel and all disputes arising herefrom or in connection herewith shall be exclusively resolved by the courts located in Tel Aviv-Jaffa.

IN WITNESS WHEREOF, the undersigned, shareholder of the Company has executed this Unilateral and Irrevocable Voting Undertaking as of the ___ day of September 2016.

_______________________________
                      The Shareholder
Name: __________________________

Agreed and Accepted:

IGP Digital Interaction Limited Partnership
Name:
By:
Title:
Date:

CC:     Jacada Ltd.